Exhibit 99.1
Agreement of Joint Filing
     Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the “Statement”) to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement.
Date: August 1, 2008

Challenger Universal Limited

By:	/s/ Fakir Ahmed

	Name:	Fakir Ahmed
	Title:	Director

By:	/s/ Sheikh Hamad Bin Jassim Bin Jabr Al-Thani

	Name:	Sheikh Hamad Bin Jassim Bin Jabr Al-Thani

Page 9 of 9 Pages